UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 30, 2010

TIMBERJACK SPORTING SUPPLIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52352	20-3336507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Linyi Chan Tseng Wood Co., Ltd. Daizhuang Industrial Zone, Yitang Town Lanshan District, Linyi City, Shandong People’s Republic of China 276000
(Address of principal executive offices) (Zip Code)

+86 5398566168
(Registrant’s telephone number, including area code)

c/o Paragon Capital LP 110 East 59th Street, 29th Floor New York, NY 10022
(Former name or former address, if changed since last report)

––––––––––––––––
Copies to:
Richard I. Anslow, Esq.
Eric M. Stein, Esq.
Yarona Y. Liang, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
(732) 409-1212
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this Current Report on Form 8-K, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Current Report on Form 8-K, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs.  These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Current Report on Form 8-K, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission that are incorporated into this Current Report on Form 8-K by reference.  The following discussion should be read in conjunction with our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated into this Current Report on Form 8-K by reference, and the consolidated financial statements and notes thereto included in our Annual and Quarterly Reports.  We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Current Report on Form 8-K may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Current Report on Form 8-K.  Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this Current Report on Form 8-K could negatively affect our business, operating results, financial condition and stock price.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Current Report on Form 8-K to conform our statements to actual results or changed expectations.

Item 1.01 Entry into a Material Definitive Agreement

Share Exchange Agreement

As more fully described in Item 2.01 below, we acquired a company that is in the business of plywood production in the People’s Republic of China (“China” or the “PRC”) in accordance with a Share Exchange Agreement dated September 29, 2010 (the “Exchange Agreement”) by and among Timberjack Sporting Supplies, Inc. (“Timberjack,” “we,” “our,” “us,” or the “Company”), Paragon Capital LP, a Delaware limited partnership (the “Principal Shareholder”), Chine Victory Profit Limited, a British Virgin Islands company (“Chine Victory”), and the shareholders of Chine Victory (the “Chine Victory Shareholders”). The closing of the transaction (the “Closing”) took place on September 30, 2010 (the “Closing Date”). On the Closing Date, pursuant to the terms of the Exchange Agreement, we acquired all of the outstanding shares of Chine Victory (the “Interests”) from the Chine Victory Shareholders in exchange for the issuance of 467,074.60209421 shares of Series M preferred stock, par value $0.001 (the “Series M Preferred Stock”) whereby each Series M Preferred Stock will be converted into 10,000 shares of our common stock (the “Conversion Shares”) automatically upon the effectiveness of the Reverse Split (as defined below) (such transaction is sometimes to referred to herein as the “Share Exchange”). After giving effect to the above described automatic conversion, the Conversion Shares shall constitute approximately 86.39% of our issued and outstanding common shares immediately after the closing of the Share Exchange (without giving effect to the Private Placement as discussed below). As a result of the Share Exchange, Chine Victory became our wholly-owned subsidiary.

The Series M Preferred Stock will be converted into 8,639,651 shares of common stock immediately following the Reverse Split it has the same voting rights as holders of common stock on an as-converted basis for any matters that are subject to shareholder vote. It is not entitled to any dividends and is treated pari passu with the common stock on liquidation, dissolution or winding up of the Company.

As a condition to the closing of the Share Exchange, we have obtained approval for and will effectuate a 540.61745923707:1 reverse stock split (the “Reverse Split”).  This reverse stock split would cause the total number of shares of Common Stock outstanding, including the shares underlying the Series M Preferred Stock (not including the shares issuable under the terms of the Private Placement), to equal 10,000,000 shares.

In connection with the Share Exchange, Alan Donenfeld resigned as the sole officer of the Company, and Zhikang Li was appointed as the Chief Executive Officer, and Hang Sang (Randolph) Lau as the Chief Financial Officer, respectively, effective immediately at the Closing. In addition, Alan Donenfeld resigned as the sole director of the Company and Xiaoling Ye was appointed as the Chairman and Zhikang Li as the Member of the Board of Directors of the Company (the “Board”), effective upon the expiration of the ten (10) day time period following the filing and mailing of an Information Statement complying with rule 14F-1 (the “14F-1 Information Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with the Share Exchange, we agreed to change our fiscal year end from September 30 to March 31, 2010 to be in consistent with the fiscal year end of Chine Victory. We are also going to change our name to “China Wood, Inc.” to better reflect the business of Chine Victory.

The directors of the Company have approved the Exchange Agreement and the transactions contemplated thereby. The directors of Chine Victory have also approved the Exchange Agreement and the transactions contemplated thereby.

Securities Purchase Agreement

Immediately after the Share Exchange, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) for the issuance and sale in a private placement of investment units (the “Units”), each consisting of one share of the Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and Series A warrants to purchase up to 0.5 shares of our common stock (the “Warrants”), for aggregate gross proceeds of $5,344,975 (the “Private Placement”). In the aggregate, we issued to the Investors a total of 1,336,244 shares of Series A Preferred Stock and five-year Series A warrants to purchase up to 668,123 shares of common stock. We also paid to the Placement Agent (as defined below) and selected dealer placement agent a fee of $443,098 and issued to them five-year Agent Warrants (as defined below) to purchase a total of 133,624 shares of common stock at an exercise price of $4.80 per share.

Registration Rights Agreement

In connection with the Private Placement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which the Company agreed to file a registration statement on Form S-1 (or any other applicable form exclusively for this offering) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale (i) 100% of the shares of our common stock underlying the Series A Preferred Stock; (ii) 100% of the shares of our common stock underlying the Warrants and the Agent Warrants; and (iii) the shares of common stock placed in escrow pursuant to the Securities Escrow Agreement (collectively, the “Registrable Shares”), within 60 calendar days following the closing of the Private Placement, however, in the event the Reverse Split is not effective on or before the 60th calendar day following the date hereof then the Registration Statement shall be required to be filed prior to the 90th calendar day following the Closing (“Required Filing Date”), and use the Company’s best efforts to have the registration statement declared effective within 120 calendar days after closing of the Private Placement, however, in the event the Reverse Split is not effective on or before the 45th calendar day following the Closing then the Company shall be required to have the Registration Statement effective within the 120th calendar day following the filing of the Registration Statement, (“Required Effective Date”). In the event of a full review of the Registration Statement by the SEC, the required effective date will be extended by 30 days. If a Registration Statement covering the registration of the Registrable Shares is not filed with the SEC by the Required Filing Date or is not declared effective by the Required Effective Date, the Company shall pay to each Investor as liquidated damages, a cash payment equal to 2% of the aggregate amount invested by such Investor in the Private Placement for every 30-day period until the Registration Statement has been filed or declared effective, or a portion thereof. Such liquidated damages shall not exceed 18% per annum.

Series A Preferred Stock

The holders of the Series A Preferred Stock will receive cumulative dividends at an annual rate of 8% of the applicable original purchase price of the Preferred Stock, on a quarterly basis, which shall accrue from the date the Series A Preferred Stock is issued to the respective Investor. Upon any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $4.00 per share (the “Liquidation Preference Amount”), before any payment shall be made or any assets distributed to the holders of the common stock (the “Liquidation Preference”). Each holder of Series A Preferred Stock will have the right, at the option of the holder at any time on or after the issuance of the Series A Preferred Stock, without the payment of additional consideration, to convert the Series A Preferred Stock into a number of fully paid and nonassessable shares of common stock at a conversion price of $4.00 (the “Conversion Price”).

The Series A Preferred Stock will not be subject to adjustment pursuant to the Reverse Split.

Series A Warrants

Each Series A Warrant:

(a)	entitles the holder or its registered assigns to purchase 0.5 shares of common stock;
(b)	is exercisable any time after the Closing Date and expires on the date that is five (5) years following the original issuance date of the Warrants;
(c)	is exercisable, in whole or in part, at an exercise price of 120% of the Conversion Price, or $4.80 per share (the “Exercise Price”);
(d)
is exercisable only for cash (except that there will be a cashless exercise option if (i) the shares of common stock underlying the Warrants are not registered within six (6) months after the Closing, or (ii) the Registration Statement becomes non-effective after being registered); and

(e)
is callable by us at a redemption price of $0.001 per warrant share by providing the holder thirty (30) day written notice (the “Call Notice”) if (A) the Per Share Market Value of the Common Stock is equal to or greater than $12.00 (as may be adjusted for any stock splits or combinations of the common stock) for any twenty (20) trading days within a thirty (30) consecutive trading day period ending on the third business day prior to the Call Notice (“Lookback Period”) and (B) the average daily trading volume for the common stock exceeds 100,000 shares during the Lookback Period.

The Series A Warrant will not be subject to adjustment pursuant to the Reverse Split.

Securities Escrow Agreement

We also entered into a securities escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which, we delivered into an escrow account 72,239.6836200773 shares of the Series M Preferred Stock convertible into 1,336,244 shares of our common stock after the Reverse Split to be used as escrow shares (the “Escrow Shares”) for the benefit of the Investors if the make good target is not met.  The Escrow Shares will be replaced with an equal number of shares of common stock upon the effectiveness of the Reverse Split. With respect to the fiscal year ending March 31, 2011, if we do not achieve $13.0 million in net income, then one-half of the Escrow Shares will be distributed to the Investors on a pro rata basis.  With respect to the fiscal year ending March 31, 2012, if we do not achieve $20.0 million in net income, then the other one-half of the Escrow Shares will be distributed to the Investors on a pro rata basis.

Lock-Up Agreement

On the Closing Date, we and the Chine Victory Shareholders entered into a lock-up agreement (the “Lock-Up Agreement”) whereby such shareholders are prohibited from selling our securities until twenty-four (24) months following the closing date of the Private Placement.

Placement Agent

Newbridge Securities Corporation (the “Placement Agent”) acted as our placement agent in connection with the Private Placement.  For their services, we paid; (i) a non-refundable cash retainer of $15,000; (ii) a cash fee payable upon the closing equal to 8.0% of the gross proceeds raised in the Private Placement received from individual, retail investors and 6.0% of the gross proceeds raised in the Private Placement received from institutional investors; (ii) a corporate finance fee payable in cash upon the Closing equal to 2.0% of the gross proceeds received by the Company from Investors; (iv) issued five-year warrants to purchase shares of our common stock equal to 10.0% of the number of shares of common stock underlying the securities issued in the Private Placement, exercisable at any time at a price equal to $4.80 per share (the “Agent Warrants”) and (v) reasonable expenses relating to the Private Placement. We also agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act. The Agent Warrants will have registration rights similar to the registration rights afforded to the purchasers of the Units.

In addition, the Placement Agent is entitled to  shares of our common stock equal to 2.0% of the total number of issued and outstanding shares of common stock on a fully-diluted basis after the closing of the Share Exchange and Private Placement in accordance with an agreement with a private shareholder.

Bristol Investment Group, Inc., an SEC registered broker-dealer and member of FINRA and an affiliate of Paragon Capital, LP, acted as a selected broker-dealer in the Private Placement and is entitled to a portion of the fees earned by the Placement Agent.

Further, Viking Investments Group, LLC, a Delaware limited liability company (“Viking”), was issued 306,428,571 shares of our common stock, which equal to five percent (5%) of the issued and outstanding common stock of the Company post-Share Exchange and post-Private Placement and pre-Reverse Split in accordance with a consulting agreement between Linyi Chan Tseng Wood Co., Ltd., a PRC affiliate of Chine Victory, and Viking.

Copies of the Exchange Agreement, Purchase Agreement, Registration Rights Agreement, Securities Escrow Agreement, Lock-Up Agreement and the form of Series A Warrant are filed as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4 and 10.5 respectively, to this Form 8-K. All references to the Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

The Share Exchange transaction is discussed more fully in Section 2.01 of this Current Report. The information therein is hereby incorporated in this Section 1.01 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

CLOSING OF SHARE EXCHANGE

As described in Item 1.01 above, on September 30, 2010, we acquired Chine Victory, which (together with its subsidiaries) is engaged in the production of radiata pine plywood and eucalyptus plywood products in China, in accordance with the Exchange Agreement. The Closing took place on September 30, 2010. On the Closing Date, pursuant to the terms of the Exchange Agreement, we acquired all of the Interests of Chine Victory from the Chine Victory Shareholders. In exchange, we issued to the Chine Victory Shareholders, their designees or assigns, 467,074.60209421 shares of Series M Preferred Stock which, after the Reverse Split, will be automatically converted into 8,639,651 shares of our common stock or 86.39% of the issued and outstanding shares of our common stock on a fully-diluted basis as of and immediately after the Closing of the Share Exchange, not including the securities underlying the Units sold in the Private Placement.

Prior to the Share Exchange, we were a development stage company with plans to commence business operations. The Company was incorporated in the State of Nevada on September 8, 2005 with the intent of providing cost effective, high quality gun care products, accessories and related sporting equipment for the discriminating consumer, at substantial savings to outdoorsmen, the general public and all levels of federal, state, county and local law enforcement. During August 2008, the Company discontinued its prior business and amended its business plan. The Company’s common stock is thinly traded on the over-the-counter market under the symbol “TBJK.” Prior to the Share Exchange, we had only generated minimal incidental revenue and accumulated deficit of $401,255 for the period from inception through June 30, 2010.

Chine Victory is a holding company and, through its subsidiaries, primarily engages in the production of radiata pine plywood and eucalyptus plywood products in China. Chine Victory was incorporated under the International Business Companies Act in the British Virgin Islands (“BVI”) on May 13, 2004.  On December 28, 2004, Chine Victory acquired 100% of the issued and outstanding shares of Simply Good Limited (“Simply Good”), a BVI company incorporated on December 28, 2004 and engaged in the trading of wood products. Moody International Limited (“Moody”) is an investment holding company incorporated in the BVI on January 19, 2006. Zhikang Li owns 100% of Moody and serves as the sole director of Moody. On March 6, 2006, Zhikang Li executed a Declaration of Trust, pursuant to which, Zhikang Li held the shares of Moody as a nominee of and in trust for Chine Victory. Linyi Lanshan District Guangsha Wood Company Limited (“Guangsha”) is a company incorporated on August 13, 2004 under the PRC laws. Xiaoling Ye and Yunhu Zhao currently own 60% and 40% of Guangsha. Linyi Chan Tseng Wood Co., Ltd. (“Chan Tseng”) was incorporated on March 21, 2006 under the laws of China. Guangsha and Moody currently own 74.9% and 25.1% of Chan Tseng, respectively. According to an investment arrangement agreement dated February 21, 2006 among CVP and Guangsha, Guangsha shall hold equity interests of Chan Tseng in trust for CVP.

Therefore, Chine Victory has entrusted Guangsha to represent Chine Victory to invest into Chan Tseng, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory. The principal activities of Chan Tseng is manufacturing of plywood.

Well Asia Group Limited is owned by Yinling Lai. On March 24, 2010, Yinling Lai entered into a call option agreement with Xiaoling Ye pursuant to which Yinling Lai will transfer shares of Well Asia Group Limited to Ms. Ye in three years under certain conditions.

Our organizational structure was designed to permit the infusion of foreign capital under the PRC laws and maintain an efficient tax structure. Our organizational structure post-Share Exchange is set forth in the chart below:

BUSINESS OF CHINE VICTORY AND ITS SUBSIDIARIES

Overview

Located in Linyi city, China and operating through our subsidiary, Chan Tseng, we are one of the largest plywood manufacturers in China. We specialize in the production of radiata pine plywood and eucalyptus plywood products.

We have been producing high quality radiata pine plywood and eucalyptus plywood products since our inception. We realized net income equal to $8.1 and $9.6 million during fiscal years 2009 and 2010, respectively. Since 2006, our annual plywood production capacity has increased from 60,000 m3 to 120,000 m3. From 2007 through 2009 we focused our business on the production of pine plywood. After 2009, we began producing eucalyptus plywood, which now comprises 36% of our plywood production. In June 2009, we acquired a land use right of 80 mu (13.2 acres) for a cost of RMB 8.6 million to be used for expanding the Company’s manufacturing facilities in Linyi city. To date, we have paid RMB 2.0 million toward the total cost. The balance of RMB 6.6 million will be paid upon completion of the proposed financing.

Industry Overview

China has become one of the world’s largest plywood producers. China is both a domestic supplier and an exporter of plywood products.

In 2008, the Chinese plywood industry was negatively impacted by the global financial crisis. The total export volume of Chinese plywood was 7.1842 million m3 in 2008, a year over year (YOY) decline of 17.57%.

From January through August of 2009, the total export volume of Chinese plywood was 3.4568 million m3, a YOY decline of 34.11% (declining by 43.28% compared with that in the same period of 2007). The United States is the largest importer of Chinese plywood. In 2007, the export volume of Chinese plywood to the United States reached 1.9973 million m3, or 23% of the China’s total export volume. In 2009, the export volume of Chinese plywood fell by 43.28% (2.6 million m3) compared with that in the same period of 2007. The export volume to the US was only 723,200 m3 in 2009, dropping by 46.99% (641,000 m3) compared with that in the same period of 2007.

Since 2009, the demand for Chinese plywood has been starting to recover. Chinese plywood sales have increased slightly, but prices show a downward trend. Though the Chinese plywood industry developed rapidly, it faced anti-dumping appeals from European and other import countries. With the expansion of Chinese infrastructure and development in Central and West China, there is considerable growth potential in the Chinese plywood market. (Source: Research report on Chinese Plywood Industry. 2009-2010. (www.articlesbase.com)

Our Products

We are one of the large plywood producers in China. In addition to being a plywood producer, we are a large producer of veneer, which can be described as thin layers of superior wood glued to a base of inferior wood. Our products are produced from pine and eucalyptus woods. Most of our revenue is generated through sales to builders and producers of hardwood flooring and furniture.

Approximately 37.09% of our plywood products are sold locally, while the remaining 62.91% is exported to 16 countries worldwide. Our largest foreign markets are Australia, Singapore, South Korea, Norway, the United States and New Zealand which account for 12.15%, 10.33%, 6.68%, 6.4%, 5.07% and 4.79% of sales, respectively. The balance of 17.9% is divided among other Asian countries, the European Union and the United Kingdom.

Our products meet international quality standards and have been awarded the FSC (Forest Stewardship Council) and CE certificates.  FSC means Forest Stewardship Council, which is a certification system that provides internationally recognized standard-setting, trademark assurance and accreditation services to companies. CE is an abbreviation for “Conformité Européenne”, French for “European Conformity”. The CE Marking indicates that the product it is affixed to conforms to all relevant essential requirements and other applicable provisions that have been imposed upon it by means of European directives, and that the product has been subject to the appropriate conformity assessment procedure(s).

We specialize in the production of radiate pine plywood products, as listed by the chart below:

Type of Plywood	Usage	Picture

Structural Plywood	Building Construction

Interior-Furnishing Plywood	Furniture Manufacturing and Inner Decoration

Interior-Flooring Plywood	Flooring Base

Specific Purpose Plywood	Concrete Form Panel, Film-Faced Board, Sound Board, Fire Retardant Plywood

The process of plywood production is illustrated in the following diagram:

Plywood Production Work Flow

Plywood Production Work Flow

Market Overview

China plywood industry is highly fragmented (5,000 plywood producers). 90% of these companies produce only 10,000 m3 of plywood per year. Only 180 producers can reach capacity of 20,000 m3 per year. We are one of the large plywood manufacturers in China with capacity of 120,000 m3. Our major competitors include: Jiaxing Hengtong, Linyi Haifeng, Shandong Xingang, Sichun Shengda and Dehua TB. None of these companies focus solely on plywood production in contrast to us which focuses only on producing high quality radiate plywood and eucalyptus plywood.

Domestic

Our distribution network reaches almost every province in China. China’s accession to the World Trade Organization (“WTO”) and the country’s hosting of the 2008 Olympic Games had a positive impact on both the price and demand for plywood. Also, the PRC has also experienced a significant increase in the number of new housing units which increased demand for plywood for flooring by about 400 million m3 per year for the last few years. This figure excludes commercial buildings, sports centers and the renovation of existing buildings.

The rapid growth of the Chinese economy promotes strong domestic demand for Chinese plywood. The wood from fast-growing and high-yield plantations in northern and eastern China, and the middle and lower reaches of the Yangtze River provides abundant raw materials for the production of the plywood. Moreover, foreign high-quality broad-leaf wood enters China which also provides plenty of raw materials for us and the Chinese plywood industry. In 2008, the production of Chinese artificial board reached 94.0995 million m3, rising by 6.46% year over year from 2007; the growth rate was reduced compared with that of 2007. Of that amount, the production of plywood was 35.4086 million m3, declining by 0.58% YOY and comprising 37.63% of total artificial board production. Source: Predication on Chinese Plywood industry development, Posted Dec 29th2009 (www.articlesbase.com/entrepreneurship-articles/prediction-on-chinese-plywood-industry-development-1639525.html)

Exports

China is not only a large plywood producer for domestic consumption, but also a large plywood exporter. Large quantities of Chinese plywood have made its way into high-end markets such as Europe, the United States and Japan. The PRC is also gradually increasing market share in the market in Indonesia, Malaysia and other Asian countries.

Although the global financial crisis negatively impacted the export of Chinese plywood, China’s plywood producers have been growing due to Chinese demand for homes and infrastructure construction initiatives.

Total Plywood Export 2005-2008

As the global financial crisis unfolded, the Chinese plywood exports experienced a decline of 17.75% from 2007 to 2008. As of December 2009, exports of Chinese plywood were down by 43% compared to the 2007 peak before the global financial crisis.
Source: General Administration of Customs. P.R. China (GAC)

Summary of Our Major Markets

•	Australia

The consumption of plywood in Australia was relatively stable throughout the early 1990s. However, over the last decade it has increased at an average rate of about 4% per year. Australia imports approximately 40% of its yearly plywood consumption. Australia’s share of total imports has increased as the supply of tropical plywood declines. Australia’s rising plywood consumption peaked in 2000 during when the country hosted the Olympic Games. Since then, consumption has remained steady in the range of 250,000 m3 per year.

•	New Zealand

Although forests cover about 30% of New Zealand and New Zealand exports about one million m3 of wood products each year (with a majority in the form of pulp and paper), the country’s plywood production is relatively small with a volume of only a few thousand m3 per year that goes primarily to its domestic market and Australia. For harder woods, like plywood, New Zealand relies heavily on imports because most of its domestic production is softer woods.

•	European Union (EU)

Chinese exporters of plywood face international competition from Malaysia and Indonesia. EU imports of Chinese plywood have been rising over the past few years, driven by highly competitive pricing. In addition to the significant price advantages of Chinese plywood, Chinese producers have recently demonstrated a willingness and ability to adapt to the European market demands. For example, Chinese tropical hardwood plywood delivered in the UK costs about 15%-20% less than comparable Malaysian products. Indonesian plywood producers have suffered a decline in the EU market due to their inability to compete with Chinese producers on both price and volume. Furthermore, the European Commission has announced that it does not intend to extend duties on imports of Chinese plywood.

Raw Material and Major Suppliers

The primary material in our plywood products is radiate pine and eucalyptus. Materials used for veneer varies depending on our clients’ requirements, but is usually made up of beech, okume, ashtree, pine, eucalyptus and/or oak. Plywoods are made according to specific specifications and thicknesses. 100% of our radiate pine logs are imported from high quality plantations in New Zealand.  Eucalyptus wood is purchased from domestic suppliers in China.

Our largest raw material suppliers are located in China, New Zealand and Germany. We have a total of 8 timber suppliers world-wide. Currently, we do not have any contracts with our major suppliers. Production begins upon the receipt of a purchase order. We do not maintain excess inventories. Any inventory accounted for is either work-in-progress, or finished goods awaiting transfer of title. Once a customer assumes title to the goods, the inventory is removed from our balance sheet and related cost of sales is recorded.

Below is a list of our major suppliers as of March 31, 2010:

Major Supplier Name	Country	Purchase Amount (RMB)	Percentage

Chuanzhen Liu	China	44,575,403.00	31.54%

TPT Forests Limited	New Zealand	41,201,254.52	27.03%

TENCO Limited	New Zealand	20,125,402.21	14.24%

J. Hauskeller GMBH (HSK)	Germany	14,422,441.72	7.37%

Total		120,324,501.5	80.18%

Major Customers

We have a total of 41 customers worldwide and our major market is China. The Chinese market accounts for 32.6% of our total revenue while Australia, New Zealand, South Korea, Great Britain, Norway, Singapore and the United States account for 24.5%, 8.7%, 8.6%, 8.3%, 6.2%, 4.1% and 2.8%, respectively. The below chart provides a list of our top customers worldwide with breakdown of percentage of total sales.

 China Wood’s Top 10 Major Clients in 2009

Major Client Name	From	Sales in 2009 (USD)	Percentage

Foshan Nanhai Rianju Construction Co., Ltd	China	3,415,899.977	11.07%

Gunnersen Timbermark Pty Ltd	Australia	2,709,745.755	8.78%

Caledonian Plywood Company	Great Britain	2,455,529.378	7.96%

Nicholls & Maher Co., Ltd	New Zealand	2,277,926.862	7.38%

Foshan Nanhai Yanbu Haoheng Wood Business Branch	China	2,220,326.01	7.20%

Australian Timbers and Flooring Pty Ltd	Australia	2,074,093.286	6.72%

Guangzhou Haizhu Xiaogang Trade Co., Ltd	China	1,789,074.79	5.80%

Guangzhou Dongjun Changrong Wood Co., Ltd	China	1,703,984.12	5.52%

K-One Timber Co., Ltd	South Korea	1,598,808.595	5.18%

Sin Joo Lee Timber Pte Ltd	Australia	1,487,849.065	4.82%

Total		21,733,237.84	70.44%

Our major market is China, which accounts for 32.6% of [0] total revenue.  Australia 24.5%, Singapore 4.1%, New Zealand 8.7%, Norway, 6.2%, Great Britain for 8.3%, South Korea for 8.6%, the United States for 2.8% and the others for 4.2%, which include additional other Asian countries and the European Union. We export to approximately 14 countries in total.

Of the total production, 67.4%, is exported, of which 66.9% is handled by Foshan City Nan Hai ChangRong Hua Sheng Import and Export Trading Company Limited (“ChangRong”). The balance of 0.5% export is performed directly by us.

The rationale behind using the services of ChangRong instead of us selling directly to our overseas customers is cost efficiency:

1)	ChangRong handles the administrative burden and claims the tax rebate of 9% on behalf of us.
2)	ChangRong handles our Value Added Tax (“VAT”) in the amount of 13% or 17%, which plywood companies are exempted to pay since 1994.
3)	We have to leave a certain amount of the balance of the VAT, which amount will be reclaimed the following quarter on a rolling basis, which ChangRong handles for us.

All in all, the tax matters are complicated and by utilizing the services of ChangRong, we receive or tax refund more efficient. Moreover, we save on management cost since we do not need to hire a professional tax manager, which otherwise would have been the case. The cost for this service is only 0.5% of total sales.

Growth Strategy

We are focused on continuing to grow in the Chinese market and increasing our overseas distribution. We are determined to capitalize on acquisition opportunities that will enable us to expand our manufacturing capabilities and strengthen our distribution channels. Our strategy includes:

•	expansion of our plywood business through the acquisition of forest tracts in southern China to secure and stabilize our raw material supply;
•
increase domestic sales while further expand Australian and New Zealand Markets. We are going to set up in-house direct sales and marketing team and establish more distributions and sales offices in China;

•	establishment of regional sales groups to work directly with both our domestic and overseas customers to reduce the Company’s dependency on representative sales agencies;
•	acquisition of new machinery to boost production capacity; and
•	reorganize our marketing department to better service our sales team and clients.

Competition

There are about 5,000 plywood producers in China, of which 90% can only produce 10,000 m3 of plywood per year, leaving only about 180 producers that can produce 20,000 m3 annually. Although middle-size and small-size companies play important roles in the Chinese plywood industry, they are currently restricted by the Key Points of China’s Forestry Industry Policies issued in 2007. Much of the plywood production is from small-size mills concentrated in eastern and southern coastal provinces, including Zhejiang, Jiangsu, Fujian and Guangdong, as well as the Shandong and Hebei provinces in northern China, which are mainly used for furniture, non-structural building materials and the interior design industry. Our major competitors include: Jiaxing Hengtong, Linyi Haifeng, Shandong Xingang, Sichun Shengda and Dehua TB. None of these companies focus solely on plywood production in contrast to us which focuses only on producing high quality radiate plywood and eucalyptus plywood.

Intellectual Property

We have three pending trademark applications for the company name and logo of Chang Tseng with the State Administration for Industry and Commerce, Trademark Office, as follows:

Application 1:

Application 2:

Application 3:

In addition, our management considers our manufacturing technologies and manufacturing design critical to our business, and intends to take steps to protect these technologies.

Properties and Production Facility

Leased Properties

On July 18, 2006, our subsidiary, Chan Tseng, entered into an eight-year lease with Linyi Xintai Construction Co. Ltd., related to our 14,886 m2 production facility in Linyi city for RMB 651,000 per year until March 20, 2014. The full address is Daizhuang Industrial Zone, Yitang Town, Lanshan District, Linyi City, Shandong Province, People’s Republic of China.

On June 1, 2009, our subsidiary, Chan Tseng, entered into a ten-year lease with Linyi Xintai Construction Co, Ltd., related to our 18157.74 m2 production facility in Linyi city for RMB 120,000 per year until May 31, 2019.  The full address is Daiying Road South, Daizhuang Industrial Zone, Yitang Town, Lanshan District, Linyi City, Shandong Province, People’s Republic of China.

Production Facilities

We are equipped with advanced facilities and production technology as displayed in the following chart:

Facility/Equipment	Quantity

Peeling Machine	6

Pre-press	6

Hot-press	5

Edge Cutting	1

Sanding Machine	3

Kiln	2

Employees

We currently have approximately 430 full-time employees, including 12 executive officers and other senior management, 39 sales people, 25 guards and 8 accountants. The remaining 346 full-time employees are production facility manufacturers.

CHINA REGULATIONS AFFECTING OUR BUSINESS

This section sets forth a summary of the most significant Chinese regulations or requirements that may affect our business activities in China or our shareholders’ right to receive dividends and other distributions of profits from the PRC subsidiaries.

Foreign Investment in PRC Operating Companies

The Foreign Investment Industrial Catalogue jointly issued by the Ministry of Commerce for the People’s Republic of China and the National Development and Reform Commission in 2007 classified various industries/business into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/business permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/business are usually 100% open to foreign investment and ownership. With regard to those industries/business restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. The PRC Subsidiary’s business does not fall under the industry categories that are restricted to, or prohibited from foreign investment and is not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of China’s State Administration of Foreign Exchange. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), Foreign Investment Entities may purchase foreign exchange without the approval of the State Administration of Foreign Exchange for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by the State Administration of Foreign Exchange, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of foreign investment entities to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from the State Administration of Foreign Exchange.

On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under that policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximate 21% appreciation of the Renminbi against the U.S. dollar between 2005 and 2008. However, the PRC government decided to repeg the Renminbi to U.S. Dollars in response to the financial crisis in 2008.  On June 19, 2010, China ended the peg of Renminbi to the U.S. Dollar which allowed a greater flexibility of its exchange rate.  There remains significant international pressure on the appreciation of the Renminbi against the U.S. Dollar.  To the extent any of our future revenues are denominated in currencies other than the United States dollar, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Regulation of Foreign Investment Entities’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by foreign investment entities include:

(i)	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

(ii)	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

(iii)	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, foreign investment entities in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign investment entity has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of a Foreign Currency’s Conversion into Renminbi and Investment by Foreign Investment Entities

On August 29, 2008, the State Administration of Foreign Exchange issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of foreign investment entities. According to the Notice 142, foreign investment entities shall obtain verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits foreign investment entities from using Renminbi converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the foreign investment entity and has been approved by the State Administration of Foreign Exchange in advance.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the State Administration of Foreign Exchange issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or the State Administration of Foreign Exchange Notice 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the State Administration of Foreign Exchange on November 24, 2005 and May 29, 2007, respectively. The State Administration of Foreign Exchange Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local State Administration of Foreign Exchange branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in the State Administration of Foreign Exchange Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in the State Administration of Foreign Exchange Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The State Administration of Foreign Exchange implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under the State Administration of Foreign Exchange Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local State Administration of Foreign Exchange branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local State Administration of Foreign Exchange branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments and these changes do not relate to return investment activities. PRC residents who have already organized or gained control of offshore entities that have made onshore investments in the PRC before the State Administration of Foreign Exchange Notice 75 was promulgated must register their shareholdings in the offshore entities with the local State Administration of Foreign Exchange branch on or before March 31, 2006.

Under the State Administration of Foreign Exchange Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the State Administration of Foreign Exchange Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress, approved and promulgated the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law took effect on January 1, 2008. Under the PRC Enterprise Income Tax Law, foreign investment entities and domestic companies are subject to a uniform tax rate of 25%. The PRC Enterprise Income Tax Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the PRC Enterprise Income Tax Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the PRC Enterprise Income Tax Law will be eligible for a five-year transition period since 1 January, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the PRC Enterprise Income Tax Law. From 1 January, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the PRC Enterprise Income Tax Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The PRC Enterprise Income Tax Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”. Non-resident enterprises refer to enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the PRC Enterprise Income Tax Law, and therefor such income taxes generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the PRC Enterprise Income Tax Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the PRC Enterprise Income Tax Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce of the People’s Republic of China, the China Securities Regulatory Commission, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange, jointly amended and released the Merger & Acquisition Rules, which became effective on September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the China Securities Regulatory Commission prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, the China Securities Regulatory Commission published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The China Securities Regulatory Commission approval procedures require the filing of a number of documents with China Securities Regulatory Commission and it would take several months to complete the approval process. The application of the Merger & Acquisition Rules with respect to overseas listings of special purpose vehicles remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the China Securities Regulatory Commission approval requirement.

Regulation of Work Safety

On June 29, 2002, the Work Safety Law of the PRC was adopted by the Standing Committee of the 9th National People’s Congress and came into effect on November 1, 2002, as amended on August 27, 2009. The Work Safety Law provides general work safety requirements for entities engaging in manufacturing and business activities within the PRC. Additionally, Regulation on Work Safety Licenses, as adopted by the State Council on January 7, 2004 effective on January 13, 2004, requires enterprises engaging in the manufacture of dangerous chemicals to obtain a work safety license with a term of three years. If a work safety license needs to be extended, the enterprise must go through extension procedures with authorities three months prior to its expiration. In addition, on May 17, 2004, the Measures for Implementation of Work Safety Licenses of Dangerous Chemicals Production was promulgated as implementing measures to the Regulation on Work Safety Licenses which provides that entities producing dangerous chemicals are required to obtain work safety licenses pursuant to specific requirements. Without work safety licenses, no entity may engage in the formal manufacture of dangerous chemicals.

The Regulations on the Safety Administration of Dangerous Chemicals was promulgated by the State Council on January 26, 2002, effective as of March 15, 2002. It sets forth general requirements for manufacturing and the storage of dangerous chemicals in China. The Regulations on the Safety Administration of Dangerous Chemicals requires that companies manufacturing dangerous chemicals establish and strengthen their internal regulations and rules on safety control and fulfill the national standards and other relevant provisions of the State. In addition, according to the Regulations on the Safety Administration of Dangerous Chemicals, companies that manufacture, store, transport or use dangerous chemicals shall be required to obtain corresponding approvals or licenses with the State Administration of Work Safety and its local branches and other proper authorities. Companies that manufacture or store dangerous chemicals without approval or registration with the proper authorities can be shut down, ordered to stop manufacturing or ordered to destroy the dangerous chemicals. Such companies can also be subject to fines. If criminal law is violated, the persons chiefly liable, along with other personnel directly responsible for such impropriety, shall be subject to relevant criminal liability.

Regulations on Environmental Protection

According to the Prevention and Control of Water Pollution Law, as adopted by the Standing Committee of the 10th National People’s Congress on February 28, 2008 and effective on June 1, 2008, China adopted a licensing system for pollutant discharge. Companies directly or indirectly responsible for discharge of industrial waste water or medical sewage to waters shall be required to obtain a pollutant discharge license. All companies are prohibited from discharging wastewater and sewage to waters without or in violation of the terms of the pollutant discharge license.

The Regulations on the Administration of Construction Projects Environmental Protection, as adopted by the State Council on November 18, 1998 and effective on November 29, 1998, governs construction projects and the impact such projects will have on the environment. Pursuant to the Regulations on the Administration of Construction Projects Environmental Protection, the governing body is responsible for supervising the implementation of a three tiered system that includes (i) reviewing and approving a construction project, (ii) overseeing the construction project and (iii) to inspect the finished construction project and ensure that all harmful pollutants are disposed of correctly. Manufacturing companies are required to apply for inspection with environment protection authorities upon completion of a construction project.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

Substantially all of our business, assets and operations are located in the PRC.

Substantially all of our business, assets and operations are located in the PRC. The economy of PRC differs from the economies of most developed countries in many respects. The economy of PRC has been transitioning from a planned economy to a market-oriented economy. Though in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of PRC, but may have a negative effect on us.

Our operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history may not provide a meaningful basis on which to evaluate our business. We cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter many of the risks and difficulties frequently encountered by companies at a similar stage of development, including our potential failure to:

o	raise adequate capital for expansion and operations;

o	develop our business model and strategy and adapt and modify them as needed;

o	increase awareness of our brands, protect our reputation and develop customer loyalty;

o	manage our expanding operations, including the integration of any future acquisitions;

o	maintain adequate control of our expenses;

o
anticipate and adapt to changing conditions in the radiata pine and eucalyptus plywood markets in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our management has no experience managing and operating a United States public company. Any failure to adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory action, which may materially adversely affect our business, results of operations and financial condition.

Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its attorneys and accountants. Failure to adequately comply with laws, rules, or regulations applicable to our business may result in fines or regulatory action, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in the development of an active and liquid trading market for our stock.

Our plans to expand our production capacity, to acquire new forest tracts, to purchase additional inventory and production equipment and to improve and upgrade our internal control and management system will require capital expenditures in 2010.

Our plans to expand our production capacity, to acquire new forest tracts, to purchase additional inventory and production equipment and to improve and upgrade our internal control and management system will require capital expenditures in 2010. We may also need further funding for working capital, investments, potential acquisitions and other corporate requirements. We cannot assure you that cash generated from our operations will be sufficient to fund these development plans, or that our actual capital expenditures and investments will not significantly exceed our current planned amounts. If any of these conditions arises, we may have to seek additional external financing to satisfy our capital needs. Our ability to obtain external financing at a reasonable cost is subject to a variety of uncertainties. Failure to obtain sufficient external funds for our development plans could adversely affect our business, financial condition and operating performance.

Our planned expansion could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, raw materials, or human or other resource constraints.

Our planned expansion could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, raw materials, or human or other resource constraints. Moreover, the costs involved in these projects may exceed those originally contemplated. Costs savings and other economic benefits expected from these projects may not materialize as a result of any such project delays, cost overruns or changes in market circumstances. Failure to obtain intended economic benefits from these projects could adversely affect our business, financial condition and operating performances.

We encounter substantial competition in our business and any failure to compete effectively could adversely affect our results of operations.

As described in the “Products” section above, we encounter strong competition from both domestic and international plywood producers. None of our competitors focus solely on plywood production while we focus only on producing radiate pine and eucalyptus plywood products. We anticipate that our competitors will continue to expand and seek to obtain additional market share with competitive prices and performance characteristics. Aggressive expansion by our competitors or the emergence of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition. In addition, any decrease on the demand for radiate pine and eucalyptus plywood products could have a more detrimental material adverse effect on our business as compared with our competitors.

We need to properly manage our growth and plans for expansion in order to achieve our expected revenues. Our failure to manage growth will cause a disruption of our operations resulting in the failure to meet revenue projections.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our production operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to grow through acquiring additional forest tracts to increase direct access to raw materials thus reducing dependence on logs from external suppliers. However, there are many obstacles to acquiring new forest tracts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and increase our direct access to raw materials. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

If we need additional capital to fund our expansion, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms or the Chinese government significantly alters regulations regarding the acquisition of new forest tracts, we may not be able to increase direct access to raw materials, and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States (although we may be able to obtain funding in the PRC) and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the Units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Need for additional employees.

The Company’s future success also depends upon its continuing ability to attract and retain highly qualified personnel. Expansion of the Company’s business and operation will require additional managers and employees with industry experience, and the success of the Company will be highly dependent on the Company’s ability to attract and retain skilled management personnel and other employees. There can be no assurance that the Company will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the construction industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

The loss of the services of our key employees, particularly the services rendered by Xiaoling Ye, our Chairman, Zhikang Li, our Chief Executive Officer and Director, and Hang Sang (Randolph) Lau, our Chief Financial Officer, could harm our business.

Our success depends to a significant degree on the services rendered to us by our key employees.  If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially adversely affected. In particular, we are heavily dependent on the continued services of Xiaoling Ye, our Chairman, Zhikang Li, our Chief Executive Officer and Director, and Hang Sang (Randolph) Lau, our Chief Financial Officer. The loss of any key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry, could harm our business.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

In recent years, the government of China has become increasingly concerned with the degradation of China’s environment that has accompanied the country’s rapid economic growth.  In the future, we expect that our operations and properties will be subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the restriction on sawmill operations or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.  We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

We will incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We will incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, as amended by SEC Release No. 33-8934 on June 26, 2008, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. Commencing with its annual report for the year ending June 30, 2010, we will be required to include a report of management on its internal control over financial reporting.  The internal control report must include a statement:

● of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

● of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

● of the framework used by management to evaluate the effectiveness of our internal control over financial reporting.

Furthermore, in the following year, our independent registered public accounting firm is required to file its attestation report separately on our internal control over financial reporting on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule.  In the event that we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market price of our securities and our ability to secure additional financing as needed.

Risks Relating To Our Industry

The forest products industry is highly competitive

The forest products industry is highly competitive in terms of price and quality. Wood products are subject to increasing competition from a variety of substitute products, including non-wood and engineered wood products. For example, plywood markets are subject to competition from oriented strand board.

Our ability to harvest timber may be subject to limitations which could adversely affect our operations

Weather conditions, timber growth cycles, access limitations, availability of contract loggers, and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of timberlands as may other factors, including damage by fire, insect infestation, disease, prolonged drought, flooding and other natural disasters. Changes in global climate conditions could intensify one or more of these factors. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting our timberlands will in fact be so limited. As is common in the forest products industry, we do not maintain insurance coverage with respect to damage to our timberlands.

Our revenues, net income and cash flow from operations are dependent to a significant extent on the pricing of our products and our continued ability to harvest timber at adequate levels. In addition, the terms of our long-term debt agreements limit our ability to fund dividends to stockholders by accelerating the harvest of significant amounts of timber.

We may be subject to substantial liability should the export of our plywood products encounter anti-dumping allegations from the Europe Union, United States or other import countries, or our plywood products cause personal injury or illness. We do not maintain any product liability insurance or anti-dumping insurance to cover our potential liabilities.

The sale of plywood products for the manufacture of furniture involves an inherent risk of injury to consumers. Such injuries may result from injuries caused by defective furniture or illness such as rashes caused by chemical used to prevent mold in furniture shipments. We cannot assure you that furniture made from our plywood products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters. We may also subject to anti-dumping appeals from European countries, the United States or other import countries resulting from our large-scale export of plywood products.

Even if a product liability claim or anti-dumping appeal is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate image. A product liability or anti-dumping judgment against us could have a material adverse effect on our revenues, profitability and business reputation.

If the plywood industry in the PRC does not grow as we expect, our results of operations and financial condition will be adversely affected.

We believe plywood products have strong growth potential in the PRC. The market for plywood in the PRC has grown in recent years due to China’s high housing demand and infrastructure construction needs, which has been the result of double-digit annual growth in the Chinese economy.  Due to the recent worldwide recession, the growth of the Chinese economy has slowed.  If the plywood industry in the PRC does not recover and grow as we expect, our business will be harmed, we will need to adjust our growth strategy, and our results of operation will be adversely affected.

Risks Relating to the People's Republic of China

Certain political and economic considerations relating to the PRC could adversely affect our company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Currency conversion could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Our operating company is a FIE to which the Foreign Exchange Control Regulations are applicable. Accordingly, we will have to maintain sufficient foreign exchange to pay dividends and/or satisfy other foreign exchange requirements.

Exchange rate volatility could adversely affect our financial condition.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. If we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

Since our assets are located in the PRC, any dividends of proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our operating assets are located inside the PRC. Under the laws governing Foreign Invested Enterprises in the PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency’s approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

It may be difficult to affect service of process and enforcement of legal judgments upon our company and our officers and directors because they reside outside the United States.

As our operations are presently based in the PRC and our director and officer resides in the PRC, service of process on our company and such director and officer may be difficult to effect within the United States. Also, our main assets are located in the PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC Operating Companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Risks Related To Our Securities

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our common shares outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

We have a trading symbol for our common stock, TBJK, which permits our shares to be quoted on the OTCBB. However, our stock has been thinly traded since approval of our quotation on the over-the-counter bulletin board by FINRA. Consequently, there can be no assurances as to whether:

●	any market for our shares will develop;

●	the prices at which our common stock will trade; or

●
the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these risk factors, investor perception of us and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

We may be subject to the penny stock rules which will make our securities more difficult to sell.

We may be subject in the future to the SEC’s “penny stock” rules if our securities sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities may find it more difficult to sell their securities.

Our controlling shareholders may take actions that conflict with your interests.

All of our officers and directors beneficially own approximately 86.39% of our common stock upon automatic conversion of the Series M Preferred Stock pursuant to the terms of the Exchange Agreement.  In this case, all of our officers and directors will be able to exercise control over all matters requiring shareholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these shareholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other shareholders to approve transactions that they may deem to be in their best interest. For example, our controlling shareholders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

MANAGEMENT’S DISCUSSION AND ANALYSISOF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Chine Victory for the years ended March 31, 2010 and 2009 and for the three month period ended June 30, 2010 and 2009, should be read in conjunction with the Selected Consolidated Financial Data, Chine Victory’s financial statements, and the notes to those financial statements that are included elsewhere in this Current Report on Form 8-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Business Overview

Located in Linyi, China and operating through our subsidiary Chan Tseng, we are one of the largest plywood manufacturers in China engaged in the production of radiata pine and eucalyptus plywood products.

We have been producing high quality radiata pine plywood and eucalyptus plywood products since our inception. We realized net income figures of $7 million, $8.1 million and $9.6 million during the fiscal years ended March 31, 2008, 2009 and 2010, respectively. Since 2006, our annual plywood production capacity has increased from 60,000 m3 to 120,000 m3. From 2007 to 2009 we only produced pine plywood. Since 2009, we also began to produce eucalyptus plywood, which now constitutes 36% of our plywood production. In June 2009, we acquired a land use right of 80 mu (13.2 acres) for a cost of RMB 8.6 million or $1.26 million to be used for expanding the Company’s manufacturing facilities in Linyi. Thus far, we have paid RMB 2.0 million or $0.29 million toward the total cost. The balance of RMB 6.6 million or $0.97 million will be paid upon completion of the proposed financing.

Chine Victory is a holding company and, through its subsidiaries, primarily engages in the production of radiata pine plywood and eucalyptus plywood products in China. Chine Victory was incorporated under the International Business Companies Act in the BVI on May 13, 2004.  On December 28, 2004, Chine Victory acquired 100% of the issued and outstanding shares of Simply Good, a BVI company incorporated on December 28, 2004 and engaged in the trading of wood products. Moody is an investment holding company incorporated in the BVI on January 19, 2006. Zhikang Li owns 100% of Moody and serves as the sole director of Moody. On March 6, 2006, Zhikang Li executed a Declaration of Trust, pursuant to which, Zhikang Li held the shares of Moody as a nominee of and in trust for Chine Victory. Guangsha is a company incorporated on August 13, 2004 under the PRC laws. Xiaoling Ye and Yunhu Zhao currently own 60% and 40% of Guangsha. Chan Tseng was incorporated on March 21, 2006 under the laws of China. Guangsha and Moody currently own 74.9% and 25.1% of Chan Tseng, respectively. According to an investment arrangement agreement dated February 21, 2006 among CVP and Guangsha, Guangsha shall hold equity interests of Chan Tseng in trust for CVP.

Therefore, Chine Victory has entrusted Guangsha to represent Chine Victory to invest into Chan Tseng, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory. The principal activities of Chan Tseng is manufacturing of plywood.

Well Asia Group Limited is owned by Yinling Lai. On March 24, 2010, Yinling Lai entered into a call option agreement with Xiaoling Ye pursuant to which Yinling Lai will transfer shares of Well Asia Group Limited to Ms. Ye in three years under certain conditions.

Our organizational structure was designed to permit the infusion of foreign capital under the PRC laws and maintain an efficient tax structure. Our organizational structure post-Share Exchange is set forth in the chart below:

Results of Operations

Results of Operations for the Three Months June 30, 2010 as compared to the Three Months Ended June 30, 2009:

	For The Three Months Ended June 30,

	2010	2009	Change	%

Net sales	$13,812,520	$10,195,246	3,617,274	35.5%

Cost of sales	(10,014,539)	(7,395,963)	(2,618,576)	35.4%

Gross Profit	3,797,981	2,799,283	998,698	35.7%

Selling and distributing costs	(16,453)	(270,676)	254,223	93.9%

Administrative and other operating costs	(400,579)	(39,038)	(361,541)	926.1%

Financial costs	(1,475)	(535)	(940)	175.7%

Income from operations	3,379,474	2,489,034	890,440	35.8%

Other income, net	-	1,289	(1,289)	100.0%

Non-operating expenses, net	(173)	(29)	(144)	496.6%

Income before taxes	3,379,301	2,490,294	889,007	35.7%

Income tax	(1,109)	(2,681)	1,572	58.6%

Net income	$3,378,192	$2,487,613	890,579	35.8%

Other comprehensive income - Foreign currency translation adjustments	$(252,945)	$41,725	(294,670)	706.2%

Total comprehensive income	3,125,247	2,529,338	595,909	23.6%

Net Sales

Our net sales for the three months ended June 30, 2010 was $13.8 million, an increase of $3.6 million or 35.5% from $10.2 million for the three months June 30, 2009.  The increase was primarily attributable to the recovery of the foreign markets as well as the strong demand for the plywood products used in manufacturing wooden floors from local market in China.

The following table provides a breakdown of foreign sales by geographic area during the three months ended June 30,

	2010	2009
PRC	$13,740,600	$10,180,296
Other	$71,920	$14,950

Net Sales	$13,812,520	$10,195,246

Cost of Sales

Cost of sales mainly consists of cost of raw materials (timber), labor, utilities, manufacturing costs, manufacturing related depreciation, and packaging costs. Cost of sales was $10 million for the three months June 30, 2010, compared to $7.4 million for the three months June 30, 2009, an increase of $2.6 million or 35.4%.  Cost of sales measured by percentage of net sales was 72.5% for year 2010, compared to 72.5% for the prior year.  The increase in Cost of sales was substantially consistent with the increase in net sales revenue.

Gross Profit

As a percentage of net revenue, gross margin was 27.5% for the three months ended June 30, 2010 as compared to 27.5% for the prior quarter.

Selling and Distributing Costs

Total selling and distributing expenses decreased by $0.25 million or 93.9% from $0.27 million for the three months ended June 30, 2009 to 0.016 million for the three months ended June 30, 2010.  As a percentage of net revenue, our selling expense was 0.12% for the three months ended June 30, 2010, which was substantially lower as compared to 2.65% for the prior year.

Administrative and Other Operating Costs

The following table breaks down our Administrative and other operating costs:

	For The Three Months Ended June 30,
	2010	2009	Change	%

Depreciation	$44,064	$4,835	$39,229	811.4%
Entertainment	12,017	1,844	10,173	551.7%
Insurance	12,001	2,814	9,187	326.5%
Motor vehicle expenses	16,023	2,707	13,316	491.9%
Office expenses	56,081	5,880	50,201	853.8%
Travelling expenses	4,006	-	4,006	-
Staff salaries	120,174	14,447	105,727	731.8%
Staff welfare	4,000	733	3,267	445.7%
Others	132,213	5,778	126,435	2188.2%
Total	$400,579	$39,038	$361,541	926.1%

General and administrative expenses primarily consist of depreciation, entertainment, insurance, motor vehicle expenses, office expenses, travelling expenses, payroll, welfare and expenses for other general corporate activities.  The amount increased by $361,541 or 926.1% from $39,038 for the three months ended June 30, 2009 to $400,579 for the three months ended June 30, 2010.  As a percentage of net revenue, our general and administrative expenses increased to 2.9% for the three months ended June 30, 2010, compared to 0.38% for the same period prior year.  The increase in the balance of general and administration expense was principally due to the following:

(1)	Increase of $39,229 in depreciation from $4,835 for the three months ended June 30, 2009 to $44,064 for the three months ended June 30, 2010, or an 811.4% increase.

(2)	Increase of $10,173 in entertainment expense from $1,844 for the three months ended June 30, 2009 to $12,017 for the three months ended June 30, 2010, or a 551.7% increase.

(3)	Increase of $9,187 in insurance expenses from $2,814 for the three months ended June 30, 2009 to $12,001 for the three months ended June 30, 2010, or a 326.5% increase.

(4)	Increase of $13,316 in motor vehicle expenses from $2,707 for the three months ended June 30, 2009 to $16,023 for the three months ended June 30, 2010, or a 491.9% increase.

(5)	Increase of $50,201 in office expenses from $5,880 for the three months ended June 30, 2009 to $56,081 for the three months ended June 30, 2010, or an 853.8% increase.

(6)	Increase of $4,006 in travelling expenses from $0 for the three months ended June 30, 2009 to $4,006 for the three months ended June 30, 2010.

(7)	Increase of $108,994 in staff salaries and welfares, from $15,180 for the three months ended June 30, 2009 to $124,174 for the three months ended June 30, 2010, or a 718.01% increase.

(9)	We recorded other expense of $126,435 for the three months ended June 30, 2010 resulting from $132,213, compared to $5,778 for the three months ended June 30, 2009, or a 2,188.2% increase.

Net Income

Net income for the three months ended June 30, 2010 was $3.4 million or 24.5% of net revenue, compared to $2.5 million or 24.4% of net revenue for the three months ended June 30, 2009, an increase of $.9 million or 26.5%.  The increase was primarily due to increase in net revenue from three months 2009 to 2010, partially offset by increases in cost of goods sold and operating expenses as discussed above.

Liquidity and Capital Resources

The following summarizes the key component of our cash flows for the three months ended June 30,

	2010	2009
Net cash provided by (used in) operating activities	$(3,076,022)	$773,528
Net cash used in investing activities	(637)	(55,656)
Net cash provided by financing activities	-	-
Effect of foreign currency translation on cash and cash equivalents	(212,109)	(18,888)
Net (decrease)/increase in cash and cash equivalents	$(3,076,639)	$717,872

For the three months ended June 30, 2010, net cash generated from operating activities totaled $(3.1) million.  This mainly resulted from a substantial increase in net income of $3.1 million to $3.4 million in 2010 from $0.3 million in 2009, partially offset by increase in accounts receivable and increase in accounts payable.

For the three months ended June 30, 2010, net cash provided by investing activities was $637, primarily as a result of decrease in purchasing plant and equipment.

We believe that our current levels of cash, cash flows from operations, and bank/related party borrowings, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any future issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and financial covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us, if at all.

Results of Operations for the Year Ended March 31, 2010 as compared to the Year Ended March 31, 2009:

	For The Years Ended March 31,
	2010	2009	Change	%

Net sales	$36,337,427	$30,854,462	5,482,965	17.8%

Cost of sales	(25,275,488)	(21,741,792)	(3,533,696)	16.3%

Gross Profit	11,061,939	9,112,670	1,949,269	21.4%

Selling and distributing costs	(962,548)	(813,296)	(149,252)	18.4%

Administrative and other operating costs	(516,667)	(162,472)	(354,195)	218.0%

Financial costs	(4,084)	(320)	(3,764)	1176.3%

Income from operations	9,578,640	8,136,582	1,442,058	17.7%

Other income, net	1,290	1,237	53	4.3%

Non-operating expenses, net	(387))	(36))	(351)	975.0%

Income before taxes	9,579,543	8,137,783	1,441,760	17.7%

Income tax	(2,912)	(7,548)	4,636	61.4%

Net income	$9,576,631	$8,130,235	1,446,396	17.8%

Other comprehensive income - Foreign currency translation adjustments	$87,706	$334,498	(246,792)	73.8%

Total comprehensive income	9,664,337	8,464,733	1,199,604	14.2%

Net Sales

Our net sales for the year ended March 31, 2010 was $36.3 million, an increase of $5.5 million or 17.8% from $30.9 million for the year ended March 31, 2009.  The increase was primarily attributable to the recovery of the foreign markets in Hong Kong and Malaysia, as well as the strong demand for the plywood products used in manufacturing wooden floors from local market in China.

The following table provides a breakdown of foreign sales by geographic area during the fiscal years ended March 31,

	2010	2009

PRC	$36,265,530	$30,709,693
Australia	-	-
British	-	90,941
Norway	-	29,088
Hong Kong	25,856	24,740
Malaysia	46,041	-

Net Sales	$36,337,427	$30,854,462

During the year ended March 31, 2010, our one major customer accounted for 62% of net revenue, decreased from 66% for the year ended March 31, 2009, as follows:

	For the year ended March 31,
	2010	%	2009	%

Foshan City Nan Hai ChangRong HuaSheng Import and Export Trading Company Limited	$22,789,603	62%	$20,647,797	66%

As of March 31, 2010, the accounts receivable due from the one major customer represented approximately 62% of total accounts receivable. As a result, a termination in relationship in or a reduction in orders from this customer could have a material impact on our results of operations and financial conditions.

Cost of Sales

Cost of sales mainly consists of cost of raw materials (timber), labor, utilities, manufacturing costs, manufacturing related depreciation, and packaging costs. Cost of sales was $25.3 million for the year ended March 31, 2010, compared to $21.7 million for the year ended March 31, 2009, an increase of $3.5 million or 16.3%.  Cost of sales measured by percentage of net sales was 69.7% for year 2010, compared to 70.2% for the prior year.  The increase in Cost of sales was substantially consistent with the increase in net sales revenue.   Pine and Eucalyptus are the mainly two kinds of timber that we purchased. The price of pine increased by 20% and Eucalyptus increased by 5% for the year ended March 31, 2010 compared to the prior year. We have begun manufacturing more products with Eucalyptus in order to minimize the increase in our cost of sales.

Gross Profit

As a percentage of net revenue, gross margin was 30.4% for the year ended March 31, 2010 as compared to 29.5% for the prior year.  The slight increase was mainly due to a slightly lower of cost of sales in 2010.

Selling and Distributing Costs

Total selling and distributing expenses increased by $0.15 million or 18.4% from $0.81 million for the year ended March 31, 2009 to 0.96 million for the year ended March 31, 2010.  As a percentage of net revenue, our selling expense was 2.6% for the year ended March 31, 2010, which was substantially stable as compared to 2.6% for the prior year.  Increase in selling expense mainly corresponded to the higher sales volume in 2010.

Administrative and Other Operating Costs

The following table breaks down our Administrative and other operating costs:

	For The Years Ended March 31,
	2010	2009	Change	%

Depreciation	$84,702	$9,036	$75,666	837.4%
Electricity and water	15,138	8,097	7,041	87.0%
Insurance	6,089	5,350	739	13.8%
Staff salaries	336,790	100,512	236,278	235.1%
Staff welfare	3,931	19,397	(15,466)	79.7%
Others	70,017	20,080	49,937	248.7%
Total	$516,667	$162,472	$354,195	218.0%

General and administrative expenses primarily consist of depreciation & amortization expenses, electricity and water expenses, insurance, payroll, welfare and expenses for other general corporate activities.  The amount increased by $354,195 or 218.0% from $162,472 for the year ended March 31, 2009 to $516,667 for the year ended March 31, 2010.  As a percentage of net revenue, our general and administrative expenses increased to 1.4% for the year ended March 31, 2010, compared to 0.5% for the same period prior year.  The increase in the balance of general and administration expense was principally due to the following:

(1)	Increase of $75,666 in depreciation and amortization expense from $9,036 for the year ended March 31, 2009 to $84,702 for the year ended March 31, 2010, or an 837.4% increase.

(2)
Increase of $7,041 in electricity and water expenses from $8,097 for the year ended March 31, 2009 to $15,138 for the year ended March 31, 2010, or an 87% increase. The increase was mainly due to increase in production.

(3)
Increase of $739 in insurance expenses from $5,350 for the year ended March 31, 2009 to $6,089 for the year ended March 31, 2010, or a 13.8% increase. The increase was mainly due to increase in production.

(4)
Increase of $220,812 in staff salaries and welfares, from $119,909 for the year ended March 31, 2009 to $340,721 for the year ended March 31, 2010, or a 184.1% increase.  We mainly incurred more payroll-related expenses for management level personnel in correspondence with the expansion of the business, as well as due to the management decided not to receive dividends.

(5)	We recorded other expense of $70,017 for the year ended March 31, 2010 compared to $20,080 for the year ended March 31, 2009, or a 248.7% increase.

Net Income

Net income for the year ended March 31, 2010 was $9.6 million or 26.4% of net revenue, compared to $8.1 million or 26.3% of net revenue for the year ended March 31, 2009, an increase of $1.4 million or 17.7%.  The increase was primarily due to increase in net revenue from year 2009 to 2010, partially offset by increases in cost of goods sold and operating expenses as discussed above.

Liquidity and Capital Resources

The following summarizes the key component of our cash flows for the years ended March 31,

	2010	2009
Net cash provided by (used in) operating activities	$6,263,114	$3,850,861
Net cash used in investing activities	(57,087)	(14,710)
Net cash provided by financing activities	(1,906,248)	(3,773,176)
Effect of foreign currency translation on cash and cash equivalents	(8,362)	21,319
Net increase in cash and cash equivalents	$4,299,779	$62,975

For the year ended March 31, 2010, net cash generated from operating activities totaled $6.3 million.  This mainly resulted from a substantial increase in net income of $1.5 million to $9.6 million in 2010 from $8.1 million in 2009, partially offset by $1.7 million in inventories in 2010 due to more inventory purchasing activities as compared to $0.9 million in 2009.

For the year ended March 31, 2010, net cash provided by investing activities was approximately $0.06 million, primarily as a result of increase in purchasing plant and equipment.

Net cash used in financing activities was approximately $1.9 million during the year ended March 31, 2010, a decrease of $1.9 million from $3.8 million of net cash provided for the year ended March 31, 2009.  The decrease was mainly driven by $1.9 million of short-term loans.

We believe that our current levels of cash, cash flows from operations, and bank/related party borrowings, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any future issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and financial covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us, if at all.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal year and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No.142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 have a material impact on its financial statements.

In May 2008, the FASB issued statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our combined results of operations and financial condition.

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS - AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”). Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

Quantitative and Qualitative Disclosures about Market Risks

Interest rates. As the Company does not have any kind of loan and liability as stated in the financial statements, except a small amount of $62,341 due to director item which is interest free. Therefore the fluctuation in interest rates would not have a material impact on the fair value of these securities.

Foreign Exchange Rates. The export businesses are carried out in US dollars, the exchange rate between RMB and US dollars may affect our operation results. In financial year end Mar 2010, we recorded a positive adjustment of $87,706. Actually the effect on the foreign exchange between US dollars and RMB is having natural hedging within our operation, as we need to purchase timber from Australia and other countries in US dollars term. However, as we are looking to buy more timber locally and after getting own timber farms in future, we will purchase less from aboard. We will definitely looking ways to minimize the foreign exchange rate risk.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies

a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

b)	Basis of Presentation and Consolidation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the places of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

c)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

d)	Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery.  Actual results could differ from those estimates.

e)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. As of March 31, 2010 and 2009, there were no cash equivalents.

f)	Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns.

The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Group becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. Bad debt expenses are included in the general and administrative expenses.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  To date, the Company has not charged off any balances as it has yet to exhaust all means of collection. The Company does not have any off-balance-sheet credit exposure to its customers, except for outstanding bills receivable discounted with banks that are subject to recourse for non-payment.

g)	Inventories

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value.  Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

h)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials.

i)	Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144.  SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.  Based on its review, the Company believes that, as of March 31, 2010 and 2009, there were no significant impairments of its long-lived assets.

j)	Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Plant and machinery	10 years
Equipment & computers	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Management considers that we have no residual value for plant and equipment.

k)	Construction in Progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

l)	Fair value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Values of Financial Instruments”, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, accounts and other receivables, deposits, accounts and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

m)	Foreign Currency Translation

The Company maintains its financial statements in the functional currency.  The functional currency of the Company is the Renminbi (RMB).  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	2010	2009
Year end RMB : US$ exchange rate	6.81612	6.8456
Average yearly RMB : US$ exchange rate	6.81968	6.86911

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

n)	Revenue Recognition

Revenue from the sales of plywood is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances.  The Company is subject to VAT which is levied on the majority of the products of Linyi at the rate of 17% on the invoiced value of sales.  Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.  Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized.  The provision for sales returns, which is based on historical sales returns data, is the Company’s best estimate of the amounts of goods that will be returned from its customers.

h)	Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Write-down of inventory to lower of weighted average cost or market value is also recorded in cost of revenues.

o)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income and comprehensive income in the period that includes the enactment date.

q)	Statutory reserves

Statutory reserves are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

Statutory reserves consist of the following as of March 31,

	2010	2009
Enterprise reserve fund	$127,572	$116,251

r)	Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", requires companies to classify items of other comprehensive income in a financial statement. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company's comprehensive net income is equal to its net income for all periods presented. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

s)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

t)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

u)	Variable Interest Entities (“VIE”)

The Company conducts substantially all of the manufacturing of plywood through Chan Tseng. The Company has entrusted Guangsha to legally invest into the entity, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory.

Pursuant to certain contractual arrangements, Chan Tseng has been granted the financial support to their operation.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, revised December 2003, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN46R”). FIN46R is intended to achieve more consistent application of consolidation policies to variable interest entities to improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through variable interest entities. The Company has determined that it is the primary beneficiary of the Chan Tseng, which are VIE, and has consolidated them in its Consolidated Financial Statements. As a group, as of March 31, 2010, the Chan Tseng had total assets of $12.3million (primarily recorded in property, plant and equipment, accounts receivable and inventory) and total liabilities of $1.2million (primarily recorded in accounts payable).

v)	Segment reporting

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of plywood (but not by geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal year and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No.142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 have a material impact on its financial statements.

In May 2008, the FASB issued statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our combined results of operations and financial condition.

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS - AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”). Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

DIRECTORS AND OFFICERS

Appointment of New Directors and Officers

Upon the signing of the Share Exchange, Alan Donenfeld resigned as the sole officer of the Company, and Zhikang Li was appointed as the Chief Executive Officer, and Hang Sang (Randolph) Lau as appointed as Chief Financial Officer of the Company, respectively, effective immediately upon the signing of the Share Exchange. In addition, Alan Donenfeld resigned as the sole director of the Company and Xiaoling Ye was appointed as the Chairman and Zhikang Li as the Member of the Board of Directors, effective upon the expiration of the ten (10) day time period following the filing and mailing of the 14F-1 Information Statement under the Exchange Act.

Set forth below is information regarding our directors, executive officers and director nominees. Pursuant to the terms of the Share Exchange, our officers and directors shall resign, with such director resignations to become effective on the tenth day after the filing and mailing of a 14F-1 Information Statement to our stockholders (the “14F Effective Date”) regarding the change in our board of directors pursuant to the Share Exchange. In connection with the Share Exchange, our board of directors appointed Ms. Xiaoling Ye as the Chairman and Mr. Zhikang Li as the Member of our Board, with such appointment to be effective on the 14F Effective Date. The officers and directors that are appointed in connection with the Share Exchange were not affiliated with us prior to the Share Exchange. The Board is comprised of only one class of directors. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

Provided below is a brief description of our directors’ business experience and an indication of directorships he/she has held in other companies, if any, subject to the reporting requirements under the federal securities laws.

NAME	AGE	POSITION
Xiaoling Ye	36	Chairman of the Board of Directors
Zhikang Li	46	Chief Executive Officer and Director
Hang Sang (Randolph) Lau	43	Chief Financial Officer

A brief biography of each officer and director is more fully described in Item 5.02(c).  The information therein is hereby incorporated in this section by reference.

Audit Committee Financial Expert

Our Board currently acts as our audit committee. We currently do not have a member who qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-K and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act. Our Board is in the process of searching for a suitable candidate for this position.

Audit Committee

We have not yet appointed an audit committee. At the present time, we believe that the members of our Board are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Employment Agreements

We currently do not have employment agreement with any of our directors or executive officers.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors, director nominees or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any of our directors, director nominees or executive officers been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers have been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Lock Up Agreements

All of the shares of common stock to be owned by the management of Chine Victory will be restricted from public or private sale for a period of twenty-four (24) months following the Closing.

Code of Ethics

Our Board of Directors has not adopted a Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

Executive Compensation Summary

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, for the years ended September 30, 2009 and 2008, to each of the following named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhikang Li (4)	2009	146,711	-	-	-	-	-	-	146,711
	2008	-	-	-	-	-	-	-	-
Lau Hang Sang (5)	2009	46,135	-	-	-	-	-	-	46,135
	2008	-	-	-	-	-	-	-	-
Xiaoling Ye (6)	2009	146,711	-	-	-	-	-	-	146,711
	2008	-	-	-	-	-	-	-	-

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of our year fiscal year end.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings. They do not receive any other compensation for serving on the Board of Directors, but may participate in our incentive compensation program, once such a program is established.

PRINCIPAL STOCKHOLDERS

Pre-Share Exchange

The following table sets forth certain information regarding our securities beneficially owned for (i) each shareholder known to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group before the Closing of the Share Exchange.

Unless otherwise specified, the address of each of the persons set forth below is in care of Timberjack Sporting Supplies, Inc., c/o Paragon Capital LP, 110 East 59th Street, 29th Floor, New York, New York 10006.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Alan Donenfeld	400,000,000 (3)	93.24%
All officers and directors as group (1 person named above)	400,000,000	93.24%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)
The percentage of common stock held by each listed person is based on 429,000,000 shares of common stock issued and outstanding as of the date of this Annual Report. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(3)	Indirectly held through Paragon Capital LP, of which Mr. Donenfeld has sole voting/dispositive control.

Post-Share Exchange

The following table sets forth certain information regarding our securities beneficially owned for (i) each shareholder known to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, after the Closing of the Share Exchange and Private Placement.

Unless otherwise specified, the address of each of the persons set forth below is in care of Timberjack Sporting Supplies, Inc., c/o Linyi Chan Tseng Wood Co., Ltd., Daizhuang Industrial Zone, Yitang Town, Lanshan District, Linyi City, Shandong, People’s Republic of China 276000.

As of the date hereof, we have 5,407,510,836 shares of common stock outstanding on a fully-converted basis including the Units sold to the Investors in the Private Placement but prior to the Reverse Split.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Xiaoling Ye (3)	0	0%
Zhikang Li	0	0%
Hang Sang (Randolph) Lau	0	0%
All officers and directors as group (3 persons named above)	0	0%
Well Asia Group Limited (4)	4,486,888,878 (5)	82.98%
Alan Donenfeld	400,000,000	7.397%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)
The percentage of common stock held by each listed person is based on 5,407,510,836 shares of common stock issued and outstanding as of the date of this Current Report on Form 8-K.  This number includes the conversion of the shares of Series M Preferred Stock to common stock but does not take into account the effectiveness of the Reverse Split.  Additionally, this does include the Series A Convertible Preferred Stock but does not include the Warrants issued to investors in connection with the Private Placement. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(3)
Xiaoling Ye will become the chairman of our Board effective 10 days after the mailing of Schedule 14(f). Pursuant to an incentive option agreement, Ms. Xiaoling Ye, our Chairman, will have an option, subject to certain vesting periods, to purchase from Mr. Yin Ling Lai, the current sole shareholder of Well Asia Group Limited, up to 100% of equity of Well Asia Group Limited, which, upon exercise, would entitle Ms. Ye to beneficially own and control 4,486,888,878 shares of our common stock after giving effect to the conversion of the shares of Series M Preferred Stock but prior to the effectiveness of the Reverse Split.

(4)
Well Asia Group Limited is owned by Yin Ling Lai and Ms. Lai has sole voting control over these shares subject to the incentive option agreement between Ms. Lai and Ms. Ye as discussed further in footnote 3 above.

(5)
This is based on Well Asia owning 448,688.8878085 shares of Series M Preferred Stock.  After the Reverse Split is declared effective and the Series M Preferred Stock automatically converts into common stock, Well Asia will own 8,229,563 shares of our common stock.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 980,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.0001 per share, 1,500,000 of which are designated as Series A Preferred Stock and 500,000 shares are designated as Series M Preferred Stock. The following summary description relating to the Company’s capital stock does not purport to be complete.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the shareholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon exercise of the Warrants will be, fully paid and non-assessable.

Preferred Stock

The Board is authorized, without further action by the shareholders, to issue, from time to time, up to 5,000,000 shares of preferred stock in one or more classes or series. Similarly, the Board will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of the date hereof, the Board has designated two classes of preferred stock, consisting of Series M Preferred Stock and Series A Preferred Stock.

Series A Preferred Stock

As of the date hereof, we have 1,336,244 shares of Series A Convertible Preferred Stock outstanding.  The holders of shares of Series A Preferred Stock will be entitled to receive cumulative dividends in preference to the holders of common stock at an annual rate of 8% per annum payable on a quarterly basis which shall accrue from the date the Series A Preferred Stock is issued to the respective holder.

Each holder of Series A Preferred Stock will have the right, at the option of the holder at any time on or after the issuance of the Series A Preferred Stock, without the payment of additional consideration, to convert its shares of Series A Preferred Stock into a number of fully paid and nonassessable shares of common stock at a per share conversion price of $4.00 (“Conversion Price”). Each share of Series A Preferred Stock has a liquidation preference and stated value of $4.00.

The Series A Preferred Stock will not be subject to adjustment pursuant to the Reverse Split.

Series M Preferred Stock

As of the date hereof, we have 467,074.60209421 shares of Series M Preferred Stock issued and outstanding. Each share of Series M Preferred Stock being issued to the Chine Victory Shareholders in connection with the Share Exchange will, by its principal terms:

(a)	convert into 8,639,651 shares of common stock immediately following the Reverse Split;
(b)	have the same voting rights as holders of common stock on an as-converted basis for any matters that are subject to shareholder vote;
(c)	not be entitled to any dividends; and
(d)	be treated pari passu with the common stock on liquidation, dissolution or winding up of the Company.

Copies of the Series A Preferred Stock Certificate of Designations and Series M Preferred Stock Certificate of Designations are attached hereto as Exhibits 4.1 and 4.2, respectively.

The Series A Warrants

As of the date hereof, the Warrants are issued in conjunction with a purchase of the Units. Upon closing of the Private Placement, we issued Warrants to purchase 668,123 shares of our common stock to Investors and Agent Warrants to purchase 133,624 shares of our common stock to Placement Agent.  Each Warrant:

(a)	entitles the holder or its registered assigns to purchase 0.5 shares of common stock;
(b)	is exercisable at any time after the Closing Date and shall expire on the date that is five years following the original issue date of the Series A Warrants;
(c)	is exercisable, in whole or in part, at an exercise price of $4.80 per share, subject to customary anti-dilution protection provisions;
(d)
is exercisable only for cash (except that there will be a cashless exercise option if (i) the shares of common stock underlying the Warrants are not registered within six (6) months after the Closing, or (ii) the Registration Statement becomes non-effective after being registered); and

(e)
is callable by us at a redemption price of $0.001 per warrant share by providing the holder thirty (30) day written notice (the “Call Notice”) if (A) the Per Share Market Value of the Common Stock is equal to or greater than $12.00 (as may be adjusted for any stock splits or combinations of the common stock) for any twenty (20) trading days within a thirty (30) consecutive trading day period ending on the third business day prior to the Call Notice (“Lookback Period”) and (B) the average daily trading volume for the common stock exceeds 100,000 shares during the Lookback Period.

Item (d) and (e) do not apply to Agent Warrants.

The Series A Preferred Stock will not be subject to adjustment pursuant to the Reverse Split.

The summary of the Series A Warrants is qualified in its entirety by reference to the form of Series A Warrant attached hereto as Exhibit 4.3. The summary of the Placement Agent Warrants is qualified in its entirety by reference to the form of Placement Agent Warrant attached hereto as Exhibit 4.4.

FULLY-DILUTED CAPITALIZATION

Pro Forma Capitalization

As of the consummation of the Share Exchange and Private Placement, assuming the conversion into common stock of all Series M Preferred Stock, Series A Preferred Stock, Series A Warrants and Agent Warrants, the following table sets forth the pro-forma capitalization of the Company, by stockholder group both prior to the Reverse Split and following the Reverse Split.

Prior to the Reverse Split

	Pre-Reverse Split
	Number of Shares Owned	Percentage of Ownership	Number of Fully-Diluted Shares Owned	Percentage of Ownership
Chine Victory Shareholders (1)	4,670,746,021	86.38%	4,670,746,021	86.36%
Shell Shareholders	735,428,571	13.60%	735,428,571	13.60%
Investors (fully converted) (2)	1,336,244	0.02%	1,336,244	0.02%
Investors Series A Warrants	0 (3)	-	668,123	0.01%
Placement Agent Warrants	0 (4)	-	133,624	0.00%
Total	5,407,510,836	100.00%	5,408,312,583	100.00%

Following the Reverse Split

	Post-Reverse Split
	Number of Shares Owned	Percentage of Ownership	Number of Fully-Diluted Shares Owned	Percentage of Ownership
Chine Victory Shareholders (1)	8,639,651	76.21%	8,639,651	71.18%
Shell Shareholders	1,360,349	12.00%	1,360,349	11.21%
Investors (fully converted) (2)	1,336,244	11.79%	1,336,244	11.01%
Investors Series A Warrants	0 (3)	-	668,123	5.50%
Placement Agent Warrants	0 (4)	-	133,624	1.10%
Total	11,336,244	100.00%	12,137,991	100.00%

1)
The Chine Victory Shareholders received 467,074.602094208 shares of Series M Preferred Shares.  These are convertible into 4,670,746,021 shares of common stock prior to the Reverse Split.  Pursuant to the terms of the Certificate of Designation for the Series M Preferred Shares, upon the effectiveness of the Reverse Split, the Series M Preferred Shares will automatically convert into 8,639,651 shares of common stock.

2)
The Investors are purchasing shares of Series A Preferred Stock at the Closing and the Series A Preferred Shares are not subject to the Reverse Split.  Accordingly, the number of shares they own will not adjust after the effectiveness of the Reverse Split.

3)	There are Series A Warrants issued and outstanding to purchase 668,123 shares of common stock that are not deemed exercised for the purpose of this table.
4)	There are Agent Warrants issued and outstanding to purchase 133,624 shares of common stock that are not deemed exercised for the purpose of this table.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, par value $0.001 per share, has a trading symbol (“TBJK.OB”) but has been thinly traded on the Over-The-Counter Bulletin Board (“OTCBB”).  Our common stock has been listed on the OTCBB since July 12, 2007.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders

As of the date hereof, 735,428,571 shares of common stock are issued and outstanding, 1,336,244 shares of Series A Preferred Stock issued and outstanding and 467,074.60209421 shares of Series M Preferred Stock issued and outstanding that will automatically convert into 8,639,651 shares of common stock upon the effectiveness of the Reverse Split.  Upon the effectiveness of the Reverse Split, the shares of Series M Preferred Stock will automatically convert into common stock and there will be 10,000,000 shares of common stock issued and outstanding and 1,336,244 shares of Series A Preferred Stock issued and outstanding.  There are approximately 16 shareholders of record of our common stock.

Transfer Agent and Registrar

The Transfer Agent for our common stock is Pacific Stock Transfer Company at 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

Penny Stock Regulations

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Dividend Policy

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board may deem relevant.

Equity Compensation Plan Information

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence and Board Committees

We do not have any independent directors and our board of directors is in the process of searching for suitable candidates. Our board of directors does not have any committees, as companies whose securities are traded on the OTC Bulletin Board are not required to have board committees. However, at such time in the future that we appoint independent directors on our board we expect to form the appropriate board committees.

Lock Up Agreements

All of the shares of common stock to be owned by the management shareholders of the Company will be restricted from public or private sale for a period of twenty-four (24) months following the Closing of the Share Exchange.

Share Escrow Agreement

We also entered into a securities escrow agreement with the Investors, pursuant to which, we delivered into an escrow account 72,239.6836200773 shares of the Series M Preferred Stock convertible into 1,336,244 shares of our common stock to be used as Escrow Shares for the benefit of the Investors if the make good targets are not met.  The Escrow Shares will be replaced with an equal number of shares of common stock upon the effectiveness of the Reverse Split. With respect to the fiscal year ending March 31, 2011, if we do not achieve $13.0 million in net income, then one-half of the Escrow Shares will be distributed to the Investors on a pro rata basis.  With respect to the fiscal year ending March 31, 2012, if we do not achieve $20.0 million in net income, then the other one-half of the Escrow Shares will be distributed to the Investors on a pro rata basis.

PRC Structure

Chine Victory is a holding company and, through its subsidiaries, primarily engages in the production of radiata pine plywood and eucalyptus plywood products in China. Chine Victory was incorporated under the International Business Companies Act in the BVI on May 13, 2004.  On December 28, 2004, Chine Victory acquired 100% of the issued and outstanding shares of Simply Good, a BVI company incorporated on December 28, 2004 and engaged in the trading of wood products. Moody is an investment holding company incorporated in the BVI on January 19, 2006. Zhikang Li owns 100% of Moody and serves as the sole director of Moody. On March 6, 2006, Zhikang Li executed a Declaration of Trust, pursuant to which, Zhikang Li held the shares of Moody as a nominee of and in trust for Chine Victory. Guangsha is a company incorporated on August 13, 2004 under the PRC laws. Xiaoling Ye and Yunhu Zhao currently own 60% and 40% of Guangsha. Chan Tseng was incorporated on March 21, 2006 under the laws of China. Guangsha and Moody currently own 74.9% and 25.1% of Chan Tseng, respectively. According to an investment arrangement agreement dated February 21, 2006 among CVP and Guangsha, Guangsha shall hold equity interests of Chan Tseng in trust for CVP.

Therefore, Chine Victory has entrusted Guangsha to represent Chine Victory to invest into Chan Tseng, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory.

During the fiscal year, one of the subsidiaries, Simply Good, obtained supply of plywood through the production by a variable interest entity, Chan Tseng, and Chan Tseng agreed to produce plywood to Simply Good at zero cost.

LEGAL PROCEEDINGS

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest.  We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the Exchange Agreement, on September 29, 2010, we issued an aggregate of 467,074.60209421 shares of Series M Preferred Shares that will automatically convert into 8,639,651 shares of common stock upon the effectiveness of the Reverse Split, or 86.39% of the outstanding shares prior to the offering, to the Chine Victory Shareholders in exchange for 100% of the outstanding shares of Chine Victory, which exchange resulted in Chine Victory becoming our wholly-owned subsidiary. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

As more fully described in Item 1.01 above, on September 30, 2010, immediately following the Share Exchange, pursuant to the Purchase Agreement, we consummated the Private Placement for the issuance and sale of Units, consisting of an aggregate of (a) 1,336,244 shares of Series A Preferred Stock, and (b) five-year Series A warrants to purchase up to 668,123 shares of common stock at an exercise price of $4.80 per share to the Investors, for aggregate gross proceeds of $5,344,975.00.  Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Regulation D, Regulation S and Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with the abovementioned Private Placement, we paid the Placement Agent and selected dealer placement agent a fee of $443,098 and issued to them five-year Agent Warrants to purchase a total of 133,624 shares of common stock at an exercise price of $4.80 per share. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of the placement agents , which included, in pertinent part, that each of the placement agents were an “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that each of the placement agents was acquiring our common stock for investment purposes for its own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each of the placement agents understood that the our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 4.01 Changes in Registrant’s Certifying Accountant

On September 29, 2010, our Board dismissed Conner & Associates, PC (“Conner”) as our current independent registered public accounting firm, and on September 30, 2010, we engaged a new independent registered public accounting firm, Parker Randall CF (H.K.) CPA Limited, Certified Public Accountants, (“Parker Randall”), to serve as the Company’s independent auditor. Pursuant to Item 304(a) of Regulation S-K under the Securities Act and under the Exchange Act, the Company reports as follows:

(a) Dismissal of Current Independent Registered Public Accounting Firm.

i
On September 29, 2010, we dismissed Conner as our current independent registered public accounting firm in connection with the Share Exchange transaction and because Parker Randall is the auditor for Chine Victory.

ii
The Company’s Board of Directors participated in and approved the decision to dismiss our current independent registered public accounting firm. The Board of Directors of the Company approved such dismissal on September 29, 2010.

iii
Conner’s audit reports on the financial statements of the Company for the years ended September 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

iv
Since January 19, 2009, the date the Company engaged Conner as our independent registered public accounting firm in connection with Conner’s audits of the Company’s annual financial statements as of and for the years ended September 30, 2009 and 2008 and Conner’s reviews of the Company’s quarterly interim unaudited financial information from December 30, 2009 through June 30, 2010;  there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Conner to make reference in connection with Conner’s opinion to the subject matter of the disagreement.

v
In connection with the audited financial statements of the Company for the years ended September 30, 2009 and 2008 and quarterly interim unaudited financial information from December 30, 2009 through June 30, 2010, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

vi
The Company provided Conner with a copy of this Current Report on Form 8-K and requested that Conner furnished it with a letter addressed to the SEC stating whether or not they agree with the above statements. The Company has received the requested letter from Conner, and a copy of such letter is filed as Exhibit 16.1 to this Current Report Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm.

i
On September 30, 2010, the Board appointed Parker Randall as the Company’s new independent registered public accounting firm. The decision to engage Parker Randall was approved by the Company’s Board of Directors on September 30, 2010.

ii
Prior to September 30, 2010, the Company did not consult with Parker Randall regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on the Company’s financial statements, (3) written or oral advice was provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Item 5.01 Changes in Control of Registrant.

As described in Item 2.01, in connection with the Exchange Agreement, on September 29, 2010, we issued 467,074.60209421 shares of our Series M Preferred Stock that automatically converts into 8,639,651 shares of common stock upon the effectiveness of the Reverse Split to the Chine Victory Shareholders, their designees and assigns, in exchange for the transfer of 100% of the outstanding shares of Chine Victory. As such, immediately following the Share Exchange, the Chine Victory Shareholders held approximately 86.39% of the total voting power of our common stock entitled to vote. Reference is made to the disclosures set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

In connection with the Closing of the Share Exchange, and as explained more fully in the above Item 2.01 under the section titled “Management” and below in Item 5.02 of this Current Report on Form 8-K, Alan Donenfeld resigned as the sole officer of the Company, and Zhikang Li was appointed as the Chief Executive Officer, and Hang Sang (Randolph) Lau as Chief Financial Officer of the Company, respectively, effective immediately at the Closing. In addition, Alan Donenfeld resigned as the sole director of the Company and Xiaoling Ye was appointed as the Chairman and Zhikang Li as Member of the Board, effective upon the expiration of the ten (10) day period following the filing and mailing of a 14F-1 Information Statement.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements which may result in a change of control at a subsequent date.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Share Exchange, Alan Donenfeld resigned as the sole officer of the Company, and Zhikang Li was appointed as the Chief Executive Officer, and Hang Sang (Randolph) Lau as Chief Financial Officer of the Company, respectively, effective immediately at the Closing. In addition, Alan Donenfeld resigned as the sole director of the Company and Xiaoling Ye was appointed as the Chairman and Zhikang Li was appointed as Member of the Board, effective upon the expiration of the ten (10) day time period following the filing and mailing of a 14F-1 Information Statement under the Exchange Act.

Set forth below is information regarding the persons appointed as our directors, executive officers and director nominees at the Closing of the Share Exchange.

NAME	AGE	POSITION
Xiaoling Ye	36	Chairman of the Board of Directors
Zhikang Li	46	Chief Executive Officer and Director
Hang Sang (Randolph) Lau	43	Chief Financial Officer

The business background descriptions of the newly appointed directors and officers are as follows:

Xiaoling Ye, Age 36, Chairman of the Board of Directors

Ms. Ye is the Chairman of our Board. She is the co-founder of Chine Victory and has been serving as its Chairman since its inception in May 2004. As the Chairman of Chine Victory, Ms. Ye has worked closely with Mr. Zhikang Li, the other co-founder of Chine Victory. In 1998, she opened a plywood store in Foshan City, Guangdong Province. Under her direction, the store realized a net profit from zero to $3 million during the years of 1998 to 2004. Ms. Ye’s current responsibility in the Company is to monitor and oversee the overall operation of the business, especially the financial department.

Ms. Ye is a financial accountant who graduated from Nanhang Economy and Trading School in China.

Zhikang Li, Age 46, Chief Executive Officer and Director

Mr. Li is the Chief Executive Officer and Director of the Company. He is a seasoned entrepreneur with 21 years of experience in the plywood industry. Mr. Li co-founded Chine Victory and has been serving as its Chief Executive Officer responsible for oversight of its operations since its inception in May 2004. During his term as Chief Executive Officer, Chine Victory has realized revenue and net profit of USD $30.8 million and USD $8.1 million, respectively.

Between the years of 1996 to 2003, Mr. Li set up a plywood factory, which grew from the simple and low level plywood into high level flooring base material with an annual production from an initial 40,000 cubic meters to 380,000 cubic meters. Concurrent therewith, Mr. Li expanded his log import business to include Europe and Africa to become one of the top five Chinese importers.

From 1993 to 1995, Mr. Li expanded his existing plywood business by importing logs from Malaysia and Indonesia to be sold through a sales network in China.

During the years of 1990 to 1992, Mr. Li closed his store and started a plywood import and wholesale business in Guangzhou City and established a plywood retail store, which became China’s largest retail store for such products, with an annual sale volume of over 2,000 cubic meters in plywood and medium density fiberboard (MDF).

Between the years of 1983 to 1989, Mr. Li established his first operation, focused on retail and wholesale furniture in Guangzhou, City, Guangdong Province, P.R. China.

Mr. Li graduated from high school in Fanshan City, Guandong Province, and underwent Management Association training at Beijing University.

Hang Sang (Randolph) Lau, Age 43, Chief Financial Officer

Mr. Lau is the Chief Financial Officer of the Company. He has been serving as the Chief Financial Officer of Chine Victory since December 2008. Prior to joining the Company, Mr. Lau was the Commercial Banking Manager of Fubon Bank and the Finance Manager of Pine International Holdings Limited in Hong Kong.

Prior to joining the Company, Mr. Lau was the finance manager for Pine International Holdings Limited between December 2007 and December 2008, where he was in charge of all finance matters of the company, including acting as a liaison with a contracted CPA for tax reporting, preparation of management accounts and finance statements, cash and capital management of the firm, and negotiations with banks related to the trade facilities.

Prior to Mr. Lau’s position with Pine International Holdings, Mr. Lau was a relationship manager with Cheung Sha Wan branch of Public Bank between September 2007 and November 2007 where he provided tailor made services to commercial accounts of the designated branch, to include the management of the day to day bank services to the existing portfolios, soliciting new customers and cross sell other bank products e.g. Mortgage, FX, credit cards, payrolls, MPF, etc.

Between July 2007 and August 2007, Mr. Lau was the commercial banking manager with Fubon Bank, where he solicited new customers to trade finance products and other banking products such mortgages, fixed deposits, H/P leasing products, FX and other treasury products. Mr. Lau also prepared credit proposals and frequently made factory visits to the PRC.

Between the year of July 2006 and June 2007, Mr. Lau was the business manager of the commercial lending department with The Bank of East Asia Limited. In that position Mr. Lau provided tailored made financial services to designated companies from SME to mid-capped and listed enterprises in Hong Kong, specialized in trade facilities, mortgage and capital management, and maintained existing portfolio and carried daily supervision of the customers’ account. Mr. Lau solicited new customers and performed annual review to the existing customers. Mr. Lau also made financial analysis to customer’s annual reports and frequently visited clients in the PRC.

Prior to Mr. Lau’s position as the business manager with The Bank of East Asia, Mr. Lau was an enterprise lending business manager with The Bank of East Asia during the period of February 2000 and June 2006 where he provided services specially designed to suit the needs of small and medium sized enterprises. These products included trade finance, overdraft term loans, mortgages, corporate tax loans and accounts receivable financing. Mr. Lau also prepared credit proposals, reviewed banking facilities, and solicited new businesses.

Mr. Lau studied banking and finance at the Open University of Hong Kong and business development at the University of Paisley, Scotland. Mr. Lau is fluent in English, Mandarin and Cantonese.

(c) Family Relationships

There are no family relationships between any of our officers and directors.

(d) Employment Agreements of the Executive Officers

We currently have not entered into any employment agreements with our directors and executive officers.

(e) Related Party Transactions

There are no related party transactions reportable under Item 5.02 of this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 30, 2010, pursuant to the Exchange Agreement, a majority of the voting stockholders and the Board adopted resolutions by consent changing our name to “China Wood, Inc.” to better reflect our current business. We will file the certificate of amendment to our articles of incorporation after we provide the required notice to our shareholders based on applicable securities laws.

On September 29, 2010, pursuant to the Exchange Agreement, the Board adopted a resolution by unanimous written consent changing its fiscal year end from September 30 to March 31.   This change was made to be consistent with the fiscal year of Chine Victory, which is now our wholly-owned subsidiary and operating company.

Item 5.06 Change In Shell Company Status

As explained more fully in Item 2.01 above, we were a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act) immediately before the Closing of the Share Exchange.  As a result of the Share Exchange, Chine Victory became our wholly-owned subsidiary and became our main operational business.  Consequently, we believe that the Share Exchange has caused us to cease to be a shell company.  For information about the Share Exchange, please see the information set forth above under Item 2.01 of this Current Report on Form 8-K which information is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 1, 2010, we issued a press release announcing the Share Exchange and Private Placement.  A copy of the press release is attached as Exhibit 99.4 to this Current Report on Form 8-K.

The information furnished under Item 7.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless the Company specifically incorporates the foregoing information into those documents by reference.

Item 9.01 Financial Statement and Exhibits

(a)  Financial Statements of Business Acquired

The Audited Consolidated Financial Statements of Chine Victory as of March 31, 2010 and 2009 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

The Unaudited Consolidated Financial Statements of Chine Victory as of June 30, 2010 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(b)  Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 and the unaudited pro forma condensed consolidated statement of operations for the period ended June 30, 2010 concerning the acquisition of the business operation of Chine Victory are filed as Exhibit 99.3 to this current report and are incorporated herein by reference.

(c)  Shell Company Transactions

Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein which are incorporated herein by reference.

(d)  Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement by and between the Company and Chine Victory, dated September 29, 2010
3.1	Articles of Incorporation (1)
3.2	By Laws (1)
4.1	Certificate of Designation of Rights and Preferences of Series A Preferred Stock
4.2	Certificate of Designation of Rights and Preferences of Series M Preferred Stock
4.3	Form of Series A Warrant
4.4	Form of Placement Agent Warrant
10.1	Securities Purchase Agreement dated September 30, 2010
10.2	Registration Rights Agreement dated September 30, 2010
10.3	Securities Escrow Agreement dated September 30, 2010
10.4	Lock-up Agreement dated September 30, 2010
10.5	Investment Arrangement Agreement, dated February 21, 2010
10.6	Declaration of Trust, dated March 6, 2010
10.7	Incentive Option Agreement, dated March 24, 2010
16.1	Letter from Conner & Associates, PC, dated October 1, 2010.
99.1	The Audited Consolidated Financial Statements of Chine Victory as of March 31, 2010 and 2009
99.2	The Unaudited Consolidated Financial Statements of Chine Victory as of June 30, 2010
99.3	The Unaudited Pro Forma Financial Information and related notes thereto.
99.4	Press Release, dated October 1, 2010

(1) Incorporated herein by reference to the registration statement on Form SB-2 filed with the Securities and Exchange Commission on July 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERJACK SPORTING SUPPLIES INC.

Dated: October 1, 2010	By:	/s/ Zhikang Li
Zhikang Li
Chief Executive Officer and Director

Dated: October 1, 2010	By:	/s/Hang Sang (Randolph) Lau
Hang Sang (Randolph) Lau
Chief Financial Officer